Exhibit 10.13
EMPLOYMENT AGREEMENT

Employment Agreement (the “Agreement”), dated as of August __, 2007 between Deer Valley Corporation, a Florida corporation whose principal place of business is located at 4902 Eisenhower Boulevard, Suite 185, Tampa, Florida 33634 (the “Company”) and Charles G. Masters (the “Employee”), an individual currently residing at the address set forth on the signature page to this Agreement.

BACKGROUND INFORMATION

The Company wishes to secure the employment services of Employee for a definite period of time and upon the particular terms and conditions hereinafter set forth.  Employee is willing to be so employed.  Accordingly, the parties agree as follows:

OPERATIVE PROVISIONS

1.           Employment and Term.  The Company hereby employs Employee and the latter hereby accepts employment by the Company commencing on the date of this Agreement (the “Commencement Date”) and ending twelve (12) months after the Commencement Date (the “Initial Term”), which employment shall be automatically extended for unlimited successive one (1) year terms (each a “Successor Term”) unless (a) it is terminated during the pendency of the then current term, whether Initial or Successor, by the occurrence of one of the events described in Section 4. hereof, or (b) by one party furnishing the other with written notice, at least thirty (30) days prior to the expiration of such term, of an intent not to renew this Agreement upon the expiration of the then current term (the “Non-Renewal Notice”).

2.           Duties.  During the term of this Agreement, whether Initial Term or a Successor Term, Employee shall serve as President and Chief Executive Officer, and in such additional capacities appropriate to his responsibilities and skills as shall be designated by the Company, through action of its Board of Directors (the “Board”).  During the Initial Term and any Successor Term, Employee will devote no less than 150 hours per month to the performance of his duties hereunder. The Company recognizes that, from time to time, the Employee will have business endeavors outside of his employment hereunder, provided, Employee will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services hereunder, without the prior written consent of the Board of Directors, provided, further, if the Employee shall present opportunites to the Board from time to time, and the Board elects not to pursue such opportunities, the Employee may pursue such opportunity during his free-time, outside of his scope of employment hereunder.

3.           Compensation; Bonus; Benefits.

a.      Fixed Compensation.  For the services to be rendered by Employee under this Agreement, the Company shall pay Employee a fixed compensation of $150,000 per year (inclusive of any amounts subject to federal or state employment related withholding requirements), payable in arrears in equal bi-weekly installments or otherwise as the parties may agree (“Fixed Compensation”).  Employee may, from time to time, be eligible for a merit-based increase in his or her Fixed Compensation, as the Board, in its sole discretion, shall determine.

b.      Bonus.  Each year, Employee may receive a bonus to be paid at the discretion of the disinterested members of the Board (“Bonus Compensation”).

                                c.     Vacation.  During the term of this Agreement, Employee shall be entitled to fully paid vacation per calendar year, sick days, and holidays, as are generally made available to other senior executives of the Company.  Employee (x) shall not be entitled to receive monetary or other valuable consideration for vacation time, sick days, or holidays to which he is entitled but does not take (including unused time upon termination or expiration of this Agreement), and (y) shall not be entitled to apply unused vacation, sick days, or holidays from one year for use in the following calendar year, i.e., the Company has a “use it or lose it policy,” unless the Employee was directed in writing by the Board to forego his vacation, in which case up to one week may be carried over.  The timing of vacation periods shall be within the discretion of the Company, reasonably exercised so as not to unnecessarily inconvenience Employee.

d.      Sale of Business.  In the event the business is sold (whether by merger, sale of substantially all of its assets, a sale of more than 51% of the outstanding capital stock, or otherwise), Employee may receive an additional bonus to be determined and paid at the discretion of the members of the Board.

4.           Termination of Employment.

a.      Termination by the Company for Cause.  The Company may terminate Employee’s employment hereunder for Cause (as defined below) upon furnishing written notice to Employee, provided that if the basis for the Company so terminating Employee is described by clauses (i) or (ii) below, Employee shall have been given prior written notice of any proposed termination for Cause, which notice shall specify in reasonable detail the circumstances claimed to provide the basis for such termination, and Employee shall not have corrected such circumstances, in a manner reasonably satisfactory to the Company, within thirty (30) days of receipt of such written notice.  For purposes of this Agreement, “Cause” shall mean any of the following events:

i.         Employee’s willful misconduct or gross negligence;

ii.        Employee’s conscious disregard of his obligations hereunder or of any other written duties reasonably assigned to him by the Board; or

iii.       Employee’s commission of any act involving fraud or a determination that Employee has demonstrated a dependence upon any addictive substance, including alcohol, controlled substances, narcotics or barbiturates.

Except for any earned but unpaid Fixed Compensation through the date of any such termination under this Section 4.a., the Company shall be under no further obligation hereunder and Employee shall not be entitled to receive any other payments or benefits under this Agreement if terminated for Cause.

b.      Termination by Company Without Cause.  The Company may terminate Employee’s employment hereunder for any reason.  A termination “without Cause” shall mean a termination of Employee’s employment by the Company other than due to death or disability as described in Section 4.c. or for Cause as described in Section 4.a.

c.      Death or Disability.  Employee’s employment hereunder shall automatically terminate in the event of Employee’s death or Disability (as such term is defined in Section 7.a. below).

                                d.     Termination by Employee.  Employee’s employment hereunder, may be terminated by Employee for any reason following the delivery of a notice of termination to the Company.  Upon a termination by Employee pursuant to this Section 4.d., Employee shall be entitled to any earned but unpaid Fixed Compensation through the date of such termination and shall have no further rights to any compensation (including any Fixed Compensation or Bonus Compensation) or any other benefits under this Agreement.

 e.     Payments upon Termination without Cause; Non-Renewal by Company; or Death or Disability.  If (i) Employee’s employment is terminated by the Company without Cause, (ii) the Company shall deliver a Non-Renewal Notice to Employee pursuant to Section 1 above, or (iii) upon death or Disability (as referenced in 4.c. above), then, in addition to any earned but unpaid Fixed Compensation through the date of such termination, but subject to Employee’s compliance with this Agreement, Employeeshall continue to receive regular installments of his Fixed Compensation payable on the Company’s regular payroll dates for a period of twelve (12) months from the date of termination (the “Severance Period”).  Upon expiration of the Severance Period, the Company shall be under no further obligation hereunder and Employee shall not be entitled to receive any other payments or benefits under this Agreement.

5.           Non-Disclosure; Prohibited Activities.

a.      Confidentiality; Return of Company Property.  During Employee’s employment with the Company (including employment with the Company prior to the date of this Agreement), Employee has been and/or will be exposed to and has received or will receive confidential and proprietary information of the Company or its Affiliates (as such term is defined in Section 7.a. below), including but not limited to lists of Customers (as such term is defined in Section 7.a. below) or proposed Customers, Inventions, technical information, computer software, know-how, processes, business and marketing plans, strategies, training and operational procedures, information concerning the Company’s products, promotions, development, financing, business policies and practices, formulae, patterns, compilations, programs, devices, methods, techniques, or processes, and other forms of information in the nature of trade secrets (collectively, the “Confidential Information”).  Employee agrees that during the course of his or her employment with the Company and until the date ending ten (10) years following the termination of his or her employment (including expiration upon non-renewal), Employee will keep Confidential Information confidential and, except as necessary during the course of his or her employment, will not disclose any Confidential Information to any person or entity or, directly or indirectly, use for his or her own account, any Confidential Information.  Upon the termination of employment, Employee promptly will supply to the Company all property (including all files, Customer lists, etc.) that has been produced or received by Employee during his or her employment with the Company, whether or not related to the Confidential Information.  The obligations of this Section 5.a. will be in addition to any other agreements that Employee has entered into with the Company regarding the receipt of Confidential Information.

b.      Non-Solicitation; Non-Disparagement. Employee will not, during the term of this Agreement (whether the Initial or any Successor Term) and for the two (2) year period following the termination Employee’s employment (including expiration of this Agreement upon non-renewal), directly or indirectly: (i) solicit for employment, or employ any person who, at the time of such solicitation or employment, is employed by the Company or its Affiliates or was employed by the Company or its Affiliates during the twelve month period prior to the solicitation or employment or induce or attempt to induce any person to terminate his employment with the Company or its Affiliates; (ii) do business with or solicit Customers, except as necessary during the course of his or her new employment, or engage in any activity intended to terminate, disrupt or interfere with the Company’s relationships with its Customers; and (iii) engage in any conduct or make any statement disparaging or criticizing the Company or any Affiliate of the Company, or any products or services offered by the Company or any Affiliate of the Company.

c.      Non-Competition.  During the term of this Agreement (whether the Initial or any Successor Term) and for the two (2) year period following the termination of Employee’s employment for any reason (including expiration of this Agreement upon non-renewal and termination while an “at will” employee), Employee will not, and Employee will cause its Affiliate to not, directly or indirectly, alone or in conjunction with any other person or entity, own, manage, operate or control or participate in the ownership, management, operation or control of, or become associated, as an employee, director, officer, advisor, agent, consultant, principal, partner, member or independent contractor with or lender to, any person or entity engaged in or aiding others to engage in the Business (as defined below) located within any state in which the Company or its Affiliates manufactures or sells products,provided, however, the Company acknowledges that the Employee presented a proposal to the Board to purchase Jim Walter Company’s retail dealerships for site-built and modular home homes, and the Board elected not to pursue such opportunity and authorized Employee to pursue such opportunity as a potential owner or acquisition consultant, free of restriction hereunder.

The term “Business” means the design, manufacture, distribution, and sales of factory-built housing, including modular, mobile and other manufactured homes.

d.      Divisibility of Covenant Period.  If any covenant contained in this Agreement is held to be unreasonable, arbitrary or against public policy, such covenant shall be considered divisible both as to time, Customers, competitive services and geographical area, such that each month within the specified period shall be deemed a separate period of time, each Customer a separate customer, each competitive service a separate service and each geographical area a separate geographical area, resulting in an intended requirement that the longest lesser time and largest lesser customer base, service offering and geographical area determined not to be unreasonable, arbitrary or against public policy shall remain effective and be specifically enforceable against Employee.

e.      Enforcement. Employee acknowledges that (i) the Confidential Information is a valuable asset of the Company and use of such Confidential Information would allow Employee to unfairly compete against the Company, (ii) the restrictions contained in this Agreement are reasonable in scope and are necessary to protect the Company’s legitimate interests in protecting its business, and (iii) any violation of the restrictions contained in this Agreement will cause significant and irreparable harm to the Company for which the Company has no adequate remedy at law.  The parties agree that damages at law, including, but not limited to monetary damages, will or may be an insufficient remedy to the Company and that (in addition to any remedies that are available to Company, all of which shall be deemed to be cumulative and retained by Company and not waived by the enforcement of any remedy available hereunder) the Company shall also be entitled to obtain injunctive relief, including but not limited to a temporary restraining order, a temporary or preliminary injunction or a permanent injunction, to enforce the provisions of this Agreement, as well as an equitable accounting of and constructive trust for all profits or other benefits arising out of or related to any such violation, all of which shall constitute rights and remedies to which the Company may be entitled.

f.      Intent of Parties; Survival.   The covenants of Employee contained in this Section 5 and in Section 6 below shall be construed as agreements independent of any other provision of Employee’s employment (including employment under this Agreement) and the existence of any claim of Employee against the Company shall not constitute a defense to the enforcement by the Company of any covenant contained in this section.  The covenants contained in this Section 5 and in Section 6 below shall survive termination, expiration, non-renewal or cancellation of this Agreement.

6.           Inventions.

a.      “Inventions” includes any and all new or useful art, discovery, improvement, technical development, or invention, whether or not patentable, and all related know-how, designs, mask works, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artworks, software or other copyrightable or patentable work which are made, conceived or reduced to practice by Employee or under Employee’s direction or jointly with others during and in connection with Employee’s relationship with the Company, whether or not during normal working hours or on Employee’s premises.

b.      Employee agrees to promptly disclose every Invention to Company.  Employee hereby assigns and agrees to assign to Company or its designee its entire right, title and interest worldwide in all such Inventions and any associated intellectual property rights.

c.      Employee agrees to assist Company in any reasonable manner to obtain and enforce for Company's benefit patents, copyrights, maskworks, and other property rights in any and all countries, and Employee agrees to execute, when requested, patent, copyright or similar applications and assignments to Company and any other lawful documents deemed necessary by Company to carry out the purpose of this Agreement.  If called upon to render assistance under this paragraph, Employee will be entitled to a fair and reasonable fee in addition to reimbursement of authorized expenses incurred at the prior written request of Company.  In the event that Company is unable for any reason to secure Employee’s signature to any document required to apply for or execute any patent, copyright or other applications with respect to any Inventions (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), Employee hereby irrevocably designates and appoints Company and its duly authorized officers and agents as its agents and attorneys-in-fact to act for and in its behalf and instead of Employee, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, maskworks or other rights thereon with the same legal force and effect as if executed by Employee.

7.            Miscellaneous Provisions.

a.          Definitions.

i.      Affiliate:  The term “Affiliate” when used in this Agreement shall mean any other person or entity that directly or indirectly controls, or is under common control with, or is controlled by the specified person or entity, and if a natural person rather than an entity, any member of the immediate family of such individual.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract, or otherwise) and “immediate family” shall mean any parent, child, grandchild, spouse, or sibling.

                ii.           Customers: The term “Customers” when used in this Agreement shall mean those persons who, at any time during Employee’s course of employment with the Company are or were customers, clients, sales agents, or sales representatives of the Company, predecessors of the Company, or Affiliates of the Company, as well as any prospective customers, clients, sales agents, or sales representatives of the Company or Affiliates of the Company, which were identifiable and known to Employee during his employment with the Company.

                iii.          Disability.  The term “Disability” when used in this Agreement means that an independent physician selected by the Board or its designee has determined that Employee has been substantially unable to render to the Company services of the character contemplated by Section 2 above, by reason of a physical or mental illness or other condition, for more than sixty (60) consecutive days or for shorter periods aggregating more than 120 days in any period of twelve (12) consecutive months.

                iv.          “Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.

                v.           “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the common stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the common stock for such date (or the nearest preceding date) on the Trading Market on which the common stock is then listed or quoted for trading as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)); (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the common stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the common stock is not then quoted for trading on the OTC Bulletin Board and if prices for the common stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the common stock so reported; or (d) in all other cases, the fair market value of a share of common stock as determined by an independent appraiser selected by the Board of Directors of the Company, the fees and expenses of which shall be paid by the Company.

b.  Notices.  All notices under this Agreement shall be in writing and shall be considered as properly given or made if hand delivered, sent by certified mail, overnight delivery service, facsimile or e-mail and addressed to the location set forth in the preamble to this Agreement or to such other address as any party may have designated by like notice furnished to all other parties hereto.  All notices shall be deemed effective when deposited in the U.S. mail, received by an overnight carrier or other delivery service or, when sent by facsimile or e-mail, when confirmation of delivery is obtained by the sender.

c.  Assignment.   This Agreement, including, but not limited to the agreements contained in Section 5 regarding non competition, confidentiality, non-disparagement and non solicitation, shall be assignable by the Company without the prior written consent of Employee.  This Agreement shall inure to the benefit of and be enforceable by the successors and assigns of the Company, including any successor or assign to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock or otherwise.  This is a personal service contract which shall not be assignable by Employee.

                               d.       Application of Florida Law; Jurisdiction.  This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Florida.  Venue for all purposes shall be deemed to lie within Hillsborough County, Florida.  The parties agree that this Agreement is one for performance in Florida.  The parties to this Agreement agree that they waive any objection, constitutional, statutory or otherwise, to a Florida court’s exercise of jurisdiction over any dispute between them and specifically consent to the jurisdiction of the Florida courts.  By entering into this Agreement, the parties, and each of them understand that they may be called upon to answer a claim asserted in a Florida court.

e.      Legal Fees and Costs.  If a legal action is initiated by any party to this Agreement against the other party arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, any and all fees, costs and expenses reasonably incurred by each successful party or its legal counsel in investigating, preparing for, prosecuting, defending against, or providing evidence, producing documents or taking any other action in respect of, such action shall be the obligation of and shall be paid or reimbursed by the unsuccessful party.

f.      Waiver of Jury Trial. The parties hereby acknowledge that any dispute arising out of this Agreement will necessarily include various complicated legal and factual issues and therefore knowingly, voluntarily and intentionally waive trial by jury in any litigation in any court with respect to, in connection with or arising out of this Agreement, or the validity, interpretation, or enforcement hereof.

g.      Waiver. The waiver by the Company of a breach of this Agreement shall not be construed as a waiver of any subsequent breach by Employee. The refusal or failure of the Company to enforce the restrictive covenants contained herein or contained in any other similar agreement against any other employee, agent, or independent contractor of the Company, for any reason, shall not constitute a defense to the enforcement of this Agreement by the Company against Employee, nor shall it give rise to any claim or cause of action by such Employee against the Company.

h.      Acknowledgments:  Employee acknowledges that he has been provided with a copy of this Agreement for review prior to signing it, that the Company has encouraged Employee to have this Agreement reviewed by his attorney prior to signing it and that Employee understands the purposes and effects of this Agreement.

i.      Entire Agreement; Amendment.  This Agreement is the entire understanding of the parties with respect to the subject matter hereof and merges all prior communications, understandings, and agreements, whether written or oral.  This Agreement shall not be modified except by a subsequently dated written amendment to this Agreement, signed on behalf of both parties by their duly authorized representatives.

j.      Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law or public policy or otherwise unenforceable, the remaining provisions shall remain in full force and effect and the invalid provision shall remain in force as reformed by the court.

k.      Counterparts.  This Agreement may be executed in any number of counterparts, by means of multiple signature pages each containing less than all required signatures, and by means of facsimile signatures, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

[Signature Page Follows]

[Signature Page to Employment Agreement]

                                                                DEER VALLEY CORPORATION

                                                                By:
                                                                Name:
                                                                Its:

                                                                EMPLOYEE

                                                                _______________________________________
                                                                Charles G. Masters
                                                                3400 82nd Way North
                                                                Saint Petersburg, Florida  33710